Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Jane Elliott, Chief Communications and HR Officer	Cam Potts, VP, Corp. Communications
770-833-3500	651-233-7735
investorrelations@Deluxe.com	Cameron.Potts@Deluxe.com

Paul R. Garcia Elected to Deluxe Board of Directors

SHOREVIEW, Minn. – Aug. 24, 2020 – Deluxe (NYSE: DLX), a Trusted Business Technology™ company, announced the election of Paul R. Garcia to its Board of Directors on Aug. 18, 2020.

Mr. Garcia (68) is the retired Chairman and Chief Executive Officer (CEO) of Global Payments Inc., a publicly traded, leading provider of credit card processing, check authorization and other electronic payment processing services. Prior to his role at Global Payments, Mr. Garcia served as President and CEO of NaBanco, an electronic credit card processor. Currently, Mr. Garcia is a member of the Boards of Directors of Repay Holdings Corporation and Truist Financial Corp. He has also served on the boards of The Dun & Bradstreet Corporation, SunTrust Banks, Inc., West Corporation, Global Payments Inc. and MasterCard International.

“Paul Garcia is a pioneer and innovator in the financial services industry. His deep knowledge and history in the payments space will be invaluable to Deluxe as we continue to realize exceptional revenue growth in our payments, cloud and financial technology offerings,” said Barry McCarthy, President and CEO of Deluxe.

“Paul’s connections and knowledge in the financial service industry will be instrumental in helping Deluxe grow the tech and payments side of our business,” said Cheryl Mayberry McKissack, Chair of the Deluxe Board of Directors. “We continue to attract incredible talent to our board and our leadership team to drive significant value for our shareholders. I am looking forward to his contributions and insight to further refine our transformation journey.”

Mr. Garcia has enjoyed significant success as a leader in the financial services industry, including becoming CEO of National Data Corporation's ("NDC") eCommerce line of business in June 1999, which changed its name to Global Payments Inc. (GPN) in 2000 and was spun off from NDC in 2001. During Mr. Garcia's 14-year tenure as CEO, Global Payments' annual revenues increased from $350 million to $2.4 billion and its current market capitalization is approximately $50 billion.

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About Deluxe
Deluxe is a Trusted Business Technology™ company that champions business so communities thrive. Our solutions help businesses pay and get paid, accelerate growth, and operate more efficiently. For more than 100 years, we’ve been helping businesses succeed at all stages of their lifecycle, from start-up to maturity. Our unparalleled global scale supporting approximately 4.5 million small businesses, over 4,000 financial institutions and hundreds of the world’s largest consumer brands uniquely positions Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxecorp.